ARTICLES OF AMENDMENT AND RESTATEMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                           ASR INVESTMENTS CORPORATION

                  ASR Investments Corporation, a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: The Corporation desires to amend and restate its Charter as currently in effect. Therefore, the Charter of the Corporation is hereby amended and restated to read in its entirety as follows:


                                    ARTICLE I
                                  INCORPORATORS

                  The undersigned Jon A. Grove and Joseph C. Chan, each of whose address is 335 North Wilmot, Suite 250, Tucson, Arizona 85711, and each being at least 18 years of age, do hereby act as incorporators, under and by virtue of the General Corporation Law of the State of Maryland authorizing the formation of corporations and with the intention of forming a corporation.

                                   ARTICLE II
                                      NAME

                  The  name  of  the   corporation   shall  be  ASR  Investments
Corporation (the "Corporation").

                                   ARTICLE III
                                    PURPOSES

                  The purposes for which the Corporation is formed, and the business and objects to be carried on and promoted by it, are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the General Corporation Law of the State of Maryland as now or hereafter in force.

                                   ARTICLE IV
                                PRINCIPAL OFFICE

                  The present address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202.

                                    ARTICLE V
                                 RESIDENT AGENT

                  The name and address of the resident agent of the Corporation in the State of Maryland are The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.
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                                   ARTICLE VI
                                  CAPITAL STOCK

                  (a) Authorized Capital Stock. The total number of shares of stock ("Capital Stock") which the Corporation has authority to issue is Forty Million (40,000,000) shares of Capital Stock amounting in aggregate par value to Four Hundred Thousand Dollars ($400,000). All of the authorized shares are classified as Common Stock of the same class (the "Common Stock").

                  (b) Common Stock. Each share of Common Stock shall entitle the owner thereof to vote at the rate of one (1) vote for each share held.


                  (c)  Fractional   Shares.  The  Corporation  shall  not  issue
fractional shares of its Capital Stock.

                  (d) Capital Stock Restrictions. All persons who acquire shares of Capital Stock in the Corporation shall acquire such shares subject to the provisions of these Articles of Incorporation and the Bylaws of the Corporation.

                                   ARTICLE VII
                                    DIRECTORS

                  The number of directors of the Corporation shall be not less than three nor more than fifteen, which number may be increased or decreased pursuant to the Bylaws of the Corporation, but shall never be less than the minimum number permitted by the General Corporation Law of the State of Maryland now or hereafter in force. The names of the directors who shall serve until their successors are duly elected and qualified are Jon A. Grove, Joseph C. Chan, Frank S. Parise, Jr., John J. Gisi, Raymond L. Horn, Earl M. Baldwin and Frederick C. Moor.

                                  ARTICLE VIII
                   RIGHTS AND POWERS OF DIRECTORS AND OFFICERS

                  The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders:

                  (a) Issuance of Capital Stock. The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its Capital Stock of any class or series, whether now or hereafter authorized, and securities convertible into shares of its Capital Stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable and without any action by the stockholders, subject to such limitations as may be set forth in these Articles of Incorporation, in the Bylaws of the Corporation or in the General Corporation Law of the State of Maryland.

                  (b) No Preemptive Rights. No holder of any shares of Capital Stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any shares of Capital Stock or any other securities of the Corporation other than such right, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any shares of Capital Stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to certain holders of shares of Capital Stock to the exclusion of any other holders of shares of Capital Stock.

                  (c) Indemnification. To the maximum extent permitted by the General Corporation Law of the State of Maryland, as from time to time amended, the Corporation shall indemnify its currently acting and its former directors against any and all liabilities and expenses incurred in connection with their services in such
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capacities,  shall indemnify its currently acting and its former officers to the full extent that indemnification shall be provided to directors, and may indemnify its employees and agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise as may be determined by the Board of Directors. The Corporation shall, also to the same extent, advance expenses to its directors and officers and may advance expenses to other indemnified persons and may by Bylaw, resolution or agreement make further provision for indemnification of directors, officers, employees and agents. In addition, the Corporation may indemnify and advance expenses to its currently acting and former officers who do not serve as directors to such further extent as shall be authorized by the Board of Directors and be consistent with law.

                  (d) Agreements. Subject to such conditions, if any, as may be required by any applicable law, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, without limitation and if deemed fair and reasonable by the Board of Directors, the compensation payable thereunder by the Corporation).

                  (e) Related Party Transactions. A contract or other transaction between the Corporation and any of its directors or between the Corporation and any other corporation, firm or other entity in which any of its directors is a director or has a material financial interest is not void or voidable solely because of any one or more of the following: The common directorship or interest; the presence of the director at the meeting of the Board of Directors which authorizes, approves, or ratifies the contract or transaction; or the counting of the vote of the director for the authorization, approval, or ratification of the contract or transaction. This section (e) applies only if:

                           (i) the fact of the common  directorship  or interest
                  is disclosed to or otherwise known by (A) the Board of Directors and the Board of Directors authorizes, approves, or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum; or (B) the stockholders entitled to vote, and the contract or transaction is authorized, approved, or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of the shares owned or record or beneficially by the interested director or Corporation, firm, or other entity; or

                           (ii)  the  contract  or   transaction   is  fair  and
                  reasonable to the Corporation.

                  Common or interested directors or the stock owned by them or by an interested corporation, firm, or other entity may be counted in determining the presence of a quorum at a meeting of the Board of Directors or at a meeting of the stockholders, as the case may be, at which the contract or transaction is authorized, approved, or ratified. If a contract or transaction is not authorized, approved, or ratified in one of the ways provided for in clause (i) of the second sentence of section (e), the person asserting the validity of the contract or transaction bears the burden of proving that the contract or transaction was fair and reasonable to the Corporation at the time that it was authorized, approved, or ratified. The procedures in this section
(e) do not apply to the fixing by the Board of Directors of reasonable compensation for a director, whether as a director or in any other capacity.

                  (f) Other Powers. The Board of Directors of the Corporation shall have power from time to time and in its sole discretion to determine in accordance with sound accounting practice, what constitutes annual or other net profits, earnings, surplus or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof;
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to  distribute  and pay  distributions  or  dividends  in  stock,  cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by applicable statute or by the Bylaws, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Directors; and to determine any matters relating to the acquisition, holding and disposition of any assets by the Corporation.

                  (g) Statutory Powers. The enumeration and definition of particular powers of the Board of Directors included in this Article VIII shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter of the Corporation or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the law of the State of Maryland now or hereafter in force.

                  (h) Liability. To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

                  (i) Majority Vote. Notwithstanding any provisions of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of stockholders of all classes outstanding and entitled to vote thereon, except as other wise provided in these Articles of Incorporation.

                  (j) Amendments to Charter. The Corporation reserves the right from time to time to make any amendments of its Charter which may now or hereafter be authorized by law, including any amendments altering the terms or contract rights, as expressly set forth in the Charter, of any of its outstanding Capital Stock.

                  (k) Bylaws. The Board of Directors, and not the stockholders, shall have the exclusive power to make, alter, amend or repeal the Bylaws of the Corporation.

                                   ARTICLE IX
                REIT-RELATED RESTRICTIONS AND LIMITATIONS ON THE
                        EQUITY SHARES OF THE CORPORATION

                  Subsequent to the Effective Date (as hereinafter defined) and until the Restriction Termination Date (as hereinafter defined), all Capital Stock of the Corporation shall be subject to the following restrictions and limitations intended to preserve the Corporation's status as a REIT:

                  (a) Definitions. The following terms shall have the following meanings:

                      "Acquire" shall mean the acquisition of Beneficial or Constructive Ownership of Capital Stock, whether by a Transfer, Non-Transfer Event or by any other means, including, without limitation, an acquisition pursuant to the exercise of an option, warrant, pledge or other security interest or similar right to acquire shares, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered a Beneficial Owner, as defined below.

                      "Beneficial Ownership" shall mean ownership of Capital Stock by a Person who would be treated as an owner of Capital Stock either directly or indirectly under Code Section 542(a)(2), taking into account, for this purpose, constructive ownership determined under Code Section 544, as modified by Code Section
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856(h)(1)(B) (except where expressly provided otherwise).  The terms "Beneficial
Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

                      "Beneficiary" shall mean, with respect to any Share Trust, one or more organizations described in each of Code Section 170(b)(1)(A) (other than clauses (vii) or (viii) thereof) and Code Section 170(c)(2) that are named by the Share Trust as the beneficiary or beneficiaries of such Share Trust, in accordance with the provisions of Article X.

                      "Closely-Held Restriction" shall mean the restriction under Code Section 856(a)(6) that a REIT not be "closely held" within the meaning of Code Section 856(h).

                      "Code" shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute thereto, as interpreted by the applicable regulations thereunder. Any reference herein to a specific Code section or sections shall be deemed to include a reference to any corresponding provision of future law.

                      "Constructive Ownership" shall mean ownership of Capital Stock by a Person who would be treated as an owner of such Capital Stock either directly or constructively through the application of Code Section 318, as modified by Code Section 856(d)(5). The terms "Constructively Own," "Constructively Owned" and "Constructive Owner" shall have the correlative meanings.

                      "Effective Date" shall mean the date upon which these Amended and Restated Articles of Incorporation are received, approved and recorded by the State of Maryland State Department of Assessments and Taxation.

                      "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The "Closing Price" on any day shall mean the last reported sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on a national securities exchange or included for quotation on the NASDAQ- National Market System, of the class of Capital Stock of the Corporation, or if not so listed or admitted to trading or included for quotation, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock as selected in good faith by the Board of Directors of the Corporation. "Trading Day" shall mean a day on which the principal national securities exchange on which such Capital Stock is listed or admitted to trading is open for the transaction of business or, if such Capital Stock is not listed or admitted on any national securities exchange, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                      "Minimum   Stockholder   Requirement"   shall   mean   the
requirement under Code Section 856(a)(5) that the capital stock of a REIT be beneficially owned by no fewer than 100 Persons (determined without reference to any rules of attribution under the Code).

                      "Non-Transfer  Event"  shall  mean an event  other  than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own Capital Stock in excess of the Ownership Limit (or would cause the Corporation to fail to qualify as a REIT), including, without limitation, a change in the capital structure of the Corporation.

                      "Ownership Limit" shall initially mean, with respect to the Capital Stock, 9.8 percent of the lesser of (i) the total number, or (ii) the value of the total number, of outstanding shares of Capital Stock,
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unless  the Board of  Directors  exempts a person  from the  Ownership  Limit in accordance with section (f) of Article IX.

                      "Partnership" shall mean Heritage Communities, L.P., a Delaware limited partnership formed pursuant to the Partnership Agreement and any successor thereto.

                      "Partnership   Agreement"  shall  mean  the  agreement  of
limited partnership establishing the Partnership, as the same may be amended, supplemented or restated from time to time.

                      "Permitted Transferee" shall mean any Person designated as Permitted Transferee in accordance with the provisions of section (e) of Article X.

                      "Person" shall mean an individual, corporation, general partnership, limited partnership, limited liability company, joint venture, estate, trust (including a trust qualified under Code Section 401(a) or 501(c)(17)), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Code Section 642(c), association, private foundation within the meaning of Code Section 509(a), joint stock company, consortia, bank, trust company, government agency, political subdivision or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended but does not include an underwriter who participates in any public offering of Common Stock and/or securities convertible into or exchangeable for Common Stock subsequent to the Effective Date (a "Secondary Offering") for a period of 60 days following the purchase by such underwriter of Common Stock and/or securities convertible into or exchangeable for Common Stock in such Secondary Offering.

                      "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer that results in Shares-in-Trust, the purported beneficial transferee for whom the Purported Record Transferee would have Acquired Capital Stock of the Corporation if such Transfer had been valid under section (b) of this Article IX.

                      "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Shares-in-Trust, the Person who would have been the record holder of the Capital Stock of the Corporation if such Transfer had been valid under section (b) of this Article IX.

                      "REIT" shall mean a real estate investment trust under Code Section 856 et seq.

                      "Restriction Termination Date" shall mean the first day after the Effective Date on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

                      "Share Trust" shall mean any separate trust created pursuant to section (a) of Article X and administered in accordance with the terms of Article X, for the exclusive benefit of any Beneficiary.

                      "Shares-in-Trust" shall mean any Capital Stock designated Shares-in-Trust pursuant to section (a) of Article X.

                      "Share Trustee" shall mean the trustee of the Share Trust, which is selected by the Corporation but not affiliated with the Corporation, the Partnership or a Beneficiary, and any successor trustee appointed by the Corporation.

                      "Tenant Ownership Limit" shall mean the limitation that the Corporation may not Constructively Own 10 percent or more of the ownership interests in a tenant of real property of the Corporation, the Partnership or any wholly-owned subsidiary of the Corporation, which ownership would cause any rents from such real property to not be considered "rents from real property" under Code Section 856(d)(2)(B).
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                      "Transfer"  (as a noun)  shall  mean any  sale,  transfer, gift, assignment, devise or other disposition of Capital Stock or the right to vote or receive dividends on Capital Stock (including without limitation (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Stock or the right to vote or receive dividends on Capital Stock or (ii) the sale, transfer, assignment or other disposition or grant of any securities or rights convertible into or exchangeable for Capital Stock, or the right to vote or receive dividends on Capital Stock), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise. "Transfer" (as a verb) shall have a correlative meaning.

                  (b) Ownership Limitation and Transfer Restrictions.

                      (i) Except as provided in section (f) of this Article IX, from and after the Effective Date and prior to the Restriction Termination Date:
(1) no Person shall Beneficially Own or Constructively Own Capital Stock in excess of the Ownership Limit; (2) no Person shall Acquire Capital Stock if, as a result of such acquisition, the Minimum Stockholder Requirement would be violated; (3) no Person shall Acquire Capital Stock or any interest therein if, as a result of such acquisition, the Closely-Held Restriction would be violated or the Corporation would otherwise fail to qualify as a REIT; and (4) no Person shall Acquire Capital Stock or any interest therein if, as a result of such acquisition, the Tenant Ownership Limit would be violated.

                      (ii) Any Transfer that would result in a violation of the restrictions in section (b)(i) above shall be void ab initio as to the purported Transfer of such number of shares of Capital Stock that would cause the violation of the applicable restriction in section (b)(i) above, and the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no rights in such Capital Stock.

                  (c) Automatic Transfer to Share Trust

                      (i) If, notwithstanding the other provisions contained in this Article IX, at any time from and after the Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own Capital Stock in excess of the Ownership Limit, then, except as otherwise provided in section (f) of this Article IX, (1) the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding record title to the Capital Stock Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares of Capital Stock which would cause such Purported Record Transferee (and Purported Beneficial Transferee, if different) to Beneficially Own or Constructively Own Capital Stock in excess of the Ownership Limit (rounded up to the nearest whole share), (2) such number of shares of Capital Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of section (a) of Article X, transferred automatically and by operation of law to the Share Trust to be held in accordance with Article X and
(3) such Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall submit such number of shares of Capital Stock to the Share Trust for registration in the name of the Share Trustee.

                      (ii) If, notwithstanding the other provisions contained in this Article IX, at any time from and after the Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would result in a violation of the Minimum Stockholder Requirement, the Closely-Held Restriction, or the Tenant Ownership Limit, or would otherwise result in a loss of the Corporation's REIT status (collectively, a "Transfer Violation"), then, except as otherwise provided in section (f) of this Article IX, (1) the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding record title to the Capital Stock with respect to which such Non-Transfer Event occurred, shall cause to own any right or interest) in such number of shares of Capital Stock, the ownership
of  which  by  such  Purported  Record  Transferee  (and  Purported   Beneficial
Transferee, if different) would result in a Transfer Violation, (2) such number of shares of Capital Stock (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of section (a) of Article X, transferred automatically and by operation of law to the Share Trust to be held in accordance with Article
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X,  and (3) the  Purported  Record  Transferee  (and  the  Purported  Beneficial
Transferee, if different) shall submit such number of shares of Capital Stock to the Share Trust for registration in the name of the Share Trustee.

                      (iii) Any Purported Record Transferee (and Purported Beneficial Transferee, if different) shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding title to the shares of Capital Stock Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares of Capital Stock which would cause such Person to violate the Ownership Limit or trigger a Transfer Violation. Such transfer to a Share Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

                  (d) Remedies for Breach. If the Board of Directors or its designee shall at any time determine in good faith that a purported Transfer of Capital Stock has taken place in violation of section (b) of this Article IX or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any Capital Stock of the Corporation in violation of section (b) of this Article IX, the Corporation's Board of Directors shall take such action as it deems advisable to refuse to give effect to such Transfer or acquisition on the books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition; provided, however, that any Transfer, attempted Transfer, acquisition or attempted acquisition in violation of section (b)(i) of this Article IX shall automatically result in the transfer described in section (c) of this Article IX, irrespective of any action (or non-action) by the Board of Directors, except as provided in section (f) of this
Article IX.

                  (e) Notices of Restricted Transfer.

                      (i) Any Person who acquires or attempts to acquire Capital Stock in violation of section (b) of this Article IX, and any Person who is a Purported Record Transferee or a Purported Beneficial Transferee of shares of Capital Stock that are transferred to a Share Trust under section (c) of this
Article IX, shall immediately give written notice to the Corporation of such event, shall submit to the Corporation such number of shares of Capital Stock to be transferred to the Share Trust and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or such Non-Transfer Event on the Corporation's status as a REIT.

                      (ii) From and after the Effective Date and prior to the Restriction Termination Date, every Beneficial Owner or Constructive Owner of more than 5 percent (or such other percentage, as provided in the pertinent income tax regulations promulgated under the Code) of the number or value of the outstanding shares of Capital Stock of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Capital Stock Beneficially or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information that the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial or Constructive Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

                      (iii) From and after the Effective Date and prior to the Restriction Termination Date, each Person who is a Beneficial Owner or Constructive Owner of shares of Capital Stock of the Corporation and each Person (including the stockholder of record) who is holding Capital Stock of the Corporation for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may reasonably request to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance and to ensure compliance with the Ownership Limit.

                  (f) Exception. Upon the receipt of evidence satisfactory to the Board of Directors that the restrictions contained in sections (b)(i)(2),
(3) or (4) of this Article IX will not be violated, and upon such other conditions as the Board of Directors may impose, the Board of Directors in its reasonable discretion may exempt a Person from the restriction in section
(b)(i)(1), but only provided the intended transferee has given written notice
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
to the Board of Directors of the proposed transfer no later than the fifteenth day prior to such transfer that, if consummated, would result in the intended transferee's owning shares of Capital Stock in violation of section (b)(i)(1) of this Article IX.

                  (g) Legend. Each certificate for shares of Capital Stock shall bear substantially the following legend:

                  "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THE CHARTER OF THE CORPORATION, NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN (1) COMMON SHARES OF THE CORPORATION IN EXCESS OF
                  9.8 PERCENT OF THE LESSER OF THE TOTAL NUMBER OR VALUE OF THE OUTSTANDING COMMON SHARES OF THE CORPORATION, (2) CAPITAL STOCK THAT WOULD RESULT IN THE TRUST BEING "CLOSELY HELD" UNDER CODE SECTION 856(a)(6), (3) CAPITAL STOCK THAT WOULD RESULT IN THE CAPITAL STOCK BEING BENEFICIALLY OWNED BY FEWER THAN 100 PERSONS (DETERMINED WITHOUT REFERENCE TO ANY RULES OF ATTRIBUTION) OR (4) CAPITAL STOCK THAT WOULD CAUSE THE CORPORATION OR HERITAGE COMMUNITIES, L.P., A DELAWARE LIMITED PARTNERSHIP, TO CONSTRUCTIVELY OWN 10 PERCENT OR MORE OF THE OWNERSHIP INTERESTS IN A TENANT OF THE REAL PROPERTY OF THE CORPORATION OR HERITAGE
                  COMMUNITIES,  L.P.  WITHIN THE MEANING OF CODE
                  SECTION 856(d)(2)(B), WITH FURTHER RESTRICTIONS AND EXCEPTIONS SET FORTH IN THE CORPORATION'S CHARTER. ANY PERSON WHO ATTEMPTS OR PROPOSES TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION IN WRITING. IF AN ATTEMPT IS MADE TO VIOLATE OR THERE IS A VIOLATION OF THESE RESTRICTIONS (i) ANY PURPORTED TRANSFER WILL BE VOID AB INITIO AND WILL NOT BE RECOGNIZED BY THE CORPORATION,
                  (ii) THE CAPITAL STOCK IN VIOLATION OF THESE RESTRICTIONS, WHETHER AS A RESULT OF A TRANSFER OR NON-TRANSFER EVENT, WILL BE TRANSFERRED AUTOMATICALLY AND BY OPERATION OF LAW TO A SHARE TRUST AND SHALL BE DESIGNATED SHARES-IN-TRUST. ALL TERMS USED IN THIS LEGEND AND DEFINED IN THE CORPORATION'S CHARTER HAVE THE MEANINGS DEFINED IN THE CORPORATION'S CHARTER, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON OWNERSHIP AND TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS."

                  (h)  Remedies  Not  Limited.  Subject to  section  (k) of this
Article IX, nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as in its sole discretion deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT.

                  (i) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article IX, including any definition contained in section (a) of this Article IX, the Board of Directors shall have the power to determine the application of the provisions of this Article IX and Article X with respect to any situation based on the facts known to it.

                  (j) Severability. If any provision of this Article IX or any application of any such provision is determined to be invalid by a federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                  (k) Settlement. Nothing in this Article precludes the settlement of transactions entered into through the facilities of any national securities exchange, but the shares of Capital Stock which are the subject to such transaction shall continue to be subject to the terms of this Article IX and Article X subsequent to such settlement.

                                    ARTICLE X
                                 SHARES IN TRUST

                  (a) Share Trust. Any Capital Stock transferred to a Share Trust and designated Shares-in- Trust pursuant to section (c) of Article IX shall be held for the exclusive benefit of the Beneficiary. The Corporation shall name a Beneficiary and Share Trustee of each Share Trust within five days after discovery of the existence thereof. Any transfer to a Share Trust and designation of Capital Stock as Shares-in-Trust, pursuant to section (c) of
Article IX shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Share Trust. Shares-in-Trust shall remain issued and outstanding shares of Capital Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of Capital Stock of the same class and series. When transferred to the Permitted Transferee in accordance with the provisions of section (e) of this Article X, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

                  (b) Dividend Rights. The Share Trustee, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Purported Record Transferee (or Purported Beneficial Transferee, if applicable) with respect to Shares-in-Trust shall repay to the Share Trustee the amount of any dividends or distributions received by it that (i) are attributable to any Capital Stock designated as Shares-in- Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to the Purported Record Transferee (or Purported Beneficial Transferee, if applicable), including, if necessary, withholding any portion of future dividends or distributions payable on Capital Stock Beneficially Owned or Constructively Owned by the Person who, but for the provisions of section (c) of Article IX would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation's receipt or withholding thereof, shall pay over to the Share Trustee for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

                  (c) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of (other than a dividend), the Corporation, each Share Trustee of Shares-in-Trust shall be entitled to receive, ratably with each other holder of Capital Stock of the same class or series, that portion of the assets of the Corporation which is available for distribution to the holders of such class and series of Capital Stock. The Share Trustee shall distribute to the Purported Record Transferee the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Purported Record Transferee shall not be entitled to receive amounts pursuant to this section (c) in excess of, in the case of a purported Transfer in which the Purported Record Transferee gave value for Capital Stock and which Transfer resulted in the transfer of the shares to the Share Trust, the price per share, if any, such Purported Record Transferee paid for the Capital Stock and, in the case of a Non-Transfer Event or Transfer in which the Purported

Record Transferee did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Share Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Share Trust shall be distributed to the Beneficiary.

                  (d) Voting Rights. The Share Trustee shall be entitled to vote all Shares-in-Trust. Any vote by a Purported Record Transferee as a holder of Capital Stock prior to the discovery by the Corporation that the Capital Stock are Shares-in-Trust shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Shares-in-Trust and the Purported Record Transferee shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or non-Transfer Event that results in the transfer to the Share Trust of Capital Stock under section
(c) of Article IX an irrevocable proxy to the Share Trustee to vote the Shares-in-Trust in the manner in which the Share Trustee in its sole and absolute discretion, desires.

                  (e) Designation of Permitted Transferee. The Share Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust. In an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Share Trustee shall designate a Person as Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale), at a price as set forth in section (g) of this Article X, the Shares- in-Trust and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Share Trust and the redesignation of such Capital Stock so acquired as Shares-in-Trust under section (c) of Article IX. Upon the designation by the Share Trustee of a Permitted Transferee in accordance with the provisions of this section (e), the Share Trustee of a Share Trust shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of Capital Stock, and (iii) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making any required payment to the Purported Record Transferee pursuant to section (f) of this Article X.

                  (f) Compensation to Record Holder of Capital Stock that Became
Shares-in-Trust.  Any purported Record  Transferee shall be entitled  (following discovery of the Shares-in-Trust and subsequent designation of the Permitted Transferee in accordance with section (e) of this Article X) to receive from the Share Trustee upon the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (1) a purported Transfer in which the Purported Record Transferee (or Purported Beneficial Transferee, if applicable) gave value for Capital Stock and which Transfer resulted in the transfer of the shares to the Share Trust, the price per share, if any, such Purported Record Transferee (or Purported Beneficial Transferee, if applicable) paid for the Capital Stock, or (2) a Non-Transfer Event or Transfer in which the Purported Record Transferee (or Purported Beneficial Transferee, if applicable) did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Share Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Share Trustee of the Share Trust from the sale or other disposition of such Shares-in-Trust in accordance with section (e) or (g) of this Article X. Any amounts received by the Share Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid the Purported Record Transferee pursuant to this section (f) shall be distributed to the Beneficiary in accordance with the provisions of section (e) of this Article X. Each Beneficiary and purported Record Transferee (and Purported Beneficial Transferee, if different) waives any and all claims that each may have against the Share Trustee and the Share Trust arising out of the disposition of the Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this
Article X by, such Share Trustee or the Corporation.

                  (g) Purchase Right in Shares-in-Trust. Shares-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a devise, gift or Non-Transferee Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Non-Transfer Event or purported Transfer which resulted in such Shares-in-Trust, and (ii) the date the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to section (e) of Article IX.

                                   ARTICLE XI
                                   AMENDMENTS

                  The  Corporation  reserves the right from time to time to make any amendments to its Articles of Incorporation which may be now or hereafter authorized by law, including any amendments changing the terms or contract rights of any of its outstanding capital stock by classification, reclassification, or otherwise.

                                   ARTICLE XII
                                    DURATION

                  The duration of the Corporation shall be perpetual.


                  SECOND: The amendment and restatement of the Charter of the Corporation herein made was approved by a majority of the entire Board of Directors, was advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

                  THIRD: The provisions set forth in the above articles of amendment and restatement are all of the provisions of the Corporation's Charter currently in effect as hereby amended.

                  FOURTH: The current address of the principal office of the Corporation is as set forth above in Article IV of these amended and restated articles and the Corporation's current resident agent is as set forth in Article V of these amended and restated articles.

                  FIFTH: The Corporation currently has seven directors; the directors currently in office are named in Article VII of these amended and restated articles.

                  SIXTH: These amended and restated articles do not increase the authorized stock of the Corporation or the aggregate par value of such authorized stock.


                  IN WITNESS WHEREOF, ASR Investments Corporation has caused these amended and restated articles to be signed in its name and on its behalf by its President, Jon A. Grove, and attested by its Secretary, Joseph C. Chan, on the _____ day of ________________, 1997.


                  The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.


Attest:                                     ASR INVESTMENTS CORPORATION



------------------------------------        ------------------------------------
Secretary                                   President

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